Executed in 6 Parts
                                             Counterpart No. (   )



                              NATIONAL EQUITY TRUST
             SHORT-TERM LOW FIVE COVERED WRITE OPTION TRUST SERIES 2
                            REFERENCE TRUST AGREEMENT



     This Reference Trust Agreement dated ________, 2001 among Prudential Investment Management Services LLC, as Depositor, The Bank of New York, as Trustee and Prudential Securities Incorporated, as Portfolio Supervisor sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "National Equity Trust, Trust Indenture and Agreement" (the "Basic Agreement") dated February 2, 2000. Such provisions as are set forth in full herein and such provisions as are incorporated by reference constitute a single instrument (the "Indenture").


                                WITNESSETH THAT:


     In consideration of the premises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows: Part I.

                     STANDARD TERMS AND CONDITIONS OF TRUST


     Subject to the provisions of Part II hereof, all the provisions contained in the Basic Agreement are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.


                                    Part II.

                     SPECIAL TERMS AND CONDITIONS OF TRUST


     The following special terms and conditions are hereby agreed to:

A. The Trust is denominated National Equity Trust, Short-Term Low Five Covered Write Option Trust Series 2.

B. The publicly traded stocks listed in Schedule A hereto are those which, subject to the terms of this Indenture, have been or are to be deposited in Trust under this Indenture as of the date hereof subject to the Purchase Rights listed in Schedule A hereto.

C.   The term "Depositor" shall mean Prudential  Investment  Management Services
     LLC.

D.   The  term  "Portfolio   Supervisor"   shall  mean   Prudential   Securities
     Incorporated.

E.   The aggregate number of Units referred to in Sections 2.03 and 9.01 of the
      Basic Agreement is          as of the date hereof.

F.   A Unit of the Trust is hereby declared initially equal to 1/     th of the
     Trust.

G.   The term "First Settlement Date" shall mean                        , 2001.

H. The term "Distribution Date" shall be as soon as possible after the Termination Date to Unit Holders of record on the Termination Date.

I.   The term "Termination Date" shall mean          , 2002.

J.   The Trustee's Annual Fee shall be $    (per 1,000 Units).

K. The Portfolio Supervisor's portfolio supervisory service fee shall be $.25 per 1,000 Units.



               [Signatures and acknowledgments on separate pages]